Exhibit 10.1

SECURED PROMISSORY NOTE

$97,545,410.00	December 18, 2015

FOR VALUE RECEIVED, Energy 11 Operating Company, LLC, a Delaware limited liability company (“Borrower”), with a mailing address of 5815 N. Western Avenue,  Oklahoma City, Oklahoma 73118, hereby promises to pay to the order of Kaiser-Francis Management Company, L.L.C., as agent on behalf of all Secured Persons under the Mortgage (as those terms are defined herein), with a mailing address of 6733 South Yale Avenue, Tulsa, OK 74136 (together with its successors and assigns, collectively, the “Agent”), the principal sum of Ninety Seven Million Five Hundred Forty Five Thousand Four Hundred Ten and No/100 Dollars ($97,545,410.00) as the same may be increased as expressly provided herein, or such lesser amount as is provided for herein, in legal and lawful money of the United States of America. Unless sooner paid and satisfied as provided herein, the outstanding principal balance of this Note and all accrued and unpaid interest thereon shall be due and payable on September 30, 2016 or such earlier date on which the amounts evidenced by this Secured Promissory Note (this “Note”) are accelerated as provided herein or in the Collateral Documents, as defined herein (the “Maturity Date”), subject to extension as provided below.

Subject to Borrower’s strict compliance with the conditions set forth below, Borrower shall have the right to extend the Maturity Date to March 31, 2017. Borrower’s right to extend the Maturity Date is subject to the satisfaction of the following conditions: (i) Borrower shall deliver to Lender with written notice of the election to the extend the Maturity Date no later than September 1, 2016, (ii) Borrower shall pay to Lender, via wire transfer of immediately available funds, an extension fee equal to One-Half of One Percent (0.5%) of the outstanding principal balance owing under this Note as of September 30, 2016, which fee shall be received by Lender no later than September 30, 2016, (iii) during the extension period and until the Note is indefeasibly paid in full, in cash, the interest rate on the outstanding principal amount of this Note shall bear interest at the fixed rate of 7.0% per annum (as the same may be increased to the Default Rate (as defined herein) as provided herein), (iv) the outstanding principal amount of the Note as of September 1, 2016 shall not be in excess of $60,000,000.00, and (v) both at the time of the delivery of the extension notice and as of September 30, 2016, no Event of Default shall exist under this Note or any Collateral Document (other than the McClendon Guarantee (as defined in the Purchase Agreement)). In the event any of the above conditions shall not be satisfied as and when required, the Borrower’s right to extend the Maturity Date as provided above shall terminate and be null and void and of no further force and effect.

The face amount and indebtedness evidenced by this Note is subject to increase in the event the Borrower elects to make the Earn-Out Repurchase Payment and to add such amount to the outstanding principal balance of this Note, as more particularly set forth in the Purchase Agreement).  Upon the Buyer’s election as provided above, the then outstanding principal balance of this Note shall be automatically increased by the amount of the Earn-Out Repurchase Payment, such amount shall constitute an unconditional obligation of the Borrower hereunder and additional indebtedness evidenced by this Note and the Earn-Out Repurchase Payment shall be subject to all terms, provisions and conditions of this Note. The Agent shall maintain and, upon Borrower’s request or at the option of Agent send, a register which sets forth the amounts outstanding under this Note and such register shall be conclusive and binding on Borrower absent manifest error.

The entire outstanding principal amount of this Note (as the same may be increased as expressly provided herein) shall bear interest at the fixed rate of 5.0% per annum; provided, however that in no event shall the rate of interest to be paid on the unpaid principal balance of this Note be more than the maximum legal rate allowed by applicable law. After the occurrence of an Event of Default (as defined herein), principal shall bear interest from and including the date of such default until paid in full at a rate per annum equal to the Default Rate, such interest to be payable on demand. In addition to the interest and principal payments required under this Note, and in the event that Borrower has not fully repaid all amounts outstanding under this Note on or before June 30, 2016, Borrower shall pay to Agent (for the benefit of the Secured Persons) a deferred origination fee in an amount equal to Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00).  Such deferred origination fee shall be paid to Agent on June 30, 2016 and shall be deemed to be fully earned as of the date of this Note.

Borrower shall make payments of interest beginning December 31, 2015, and continuing on the last day of each calendar month thereafter until the Maturity Date. In addition to interest payments on the outstanding principal balance of this Note, Borrower shall make mandatory principal payments to the Agent (for the benefit of the Secured Persons) in the amount of the Net Equity Proceeds Amount (as hereinafter defined) on each of (i) December 31, 2015, (ii) January 29, 2016, (iii) February 26, 2016, (iv) March 25, 2016, (v) April 29, 2016, (vi) May 27, 2016, (vi) June 24, 2016, (vii) July 29, 2016, (viii) August 26, 2016 and (ix) on the last Friday of each calendar month thereafter until the Maturity Date (each such date a “Mandatory Repayment Date”).  Concurrently with the payment of each Net Equity Proceeds Amount, Borrower shall deliver to Agent a certificate of the chief financial officer or other financial officer of Borrower in substantially the form of Exhibit A attached hereto (i) certifying as to whether an Event of Default has occurred and, if an Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (ii) setting forth the gross amount of the Net Equity Proceeds received by Borrower during such measurement period in reasonable detail as well as a reasonably detailed calculation of the Net Equity Proceeds Amount for such period.

For purposes of this Note, the following terms shall have the meanings set forth below:

“Asset Sale” means any sale, transfer, assignment, conveyance or other disposition by Borrower to any Person (as defined in the Mortgage), including by way of redemption by such Person, of any Mortgaged Property (including, without limitation, any capital stock or other securities of, or equity interests in, another Person).

“Net Equity Proceeds Amount” shall mean (i) 75% of all Net Equity Proceeds received by or on behalf of Borrower during the period from the first day of each such calendar month until the day immediately preceding such Mandatory Repayment Date until such time as the outstanding principal balance of this Note shall equal no more than $60,000,000 and (ii) thereafter, 50% of all Net Equity Proceeds received by or on behalf of Borrower during the period from the first day of each such calendar month until the day immediately preceding such Mandatory Repayment Date.  For purposes of illustration only, with respect to the mandatory principal payment due on April 29, 2016, all Net Equity Proceeds received from April 1, 2016 through April 28, 2016 shall be included in the calculation of Net Equity Proceeds Amount for the month of April, 2016.

“Net Equity Proceeds” means for any issuance of equity interests of or capital or other equity contribution or commitment to Borrower, the gross cash proceeds from such issuance of equity interests or capital or equity contribution or commitment, net of customary brokerage fees actually paid by Borrower in connection therewith but in no event shall such brokerage fees exceed the commissions paid to such brokers as of the date of this Note.

“Net Sale Proceeds” means for any sale or other disposition of Mortgaged Property (as defined in the Mortgage) pursuant to an Asset Sale, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such Asset Sale, net of (a) reasonable transaction costs (including, without limitation, customary selling commissions, reasonable legal, advisory and other fees and expenses (including title and recording expenses), and transfer taxes arising therefrom), and (b) the amount of all reserves required to be maintained by Borrower in accordance with GAAP and all purchase price hold-backs for any potential indemnity obligations that may be required to be made by Borrower of as a result of such Asset Sale; provided, however, (i) that such gross proceeds shall not include any portion of such gross cash proceeds which Borrower determines in good faith should be reserved for post-closing adjustments (which shall be certified by Borrower to the Agent upon its request), it being understood and agreed that on the day that all such post-closing adjustments have been determined, the amount (if any) by which the reserved amount in respect of such Asset Sale exceeds the actual post-closing adjustments payable by Borrower shall constitute Net Sale Proceeds on such date received by Borrower from such Asset Sale, and (ii) at such time as the Borrower is no longer required to maintain any indemnity reserves in accordance with GAAP or any purchase price hold-back as a result of any Asset Sale, the amount (if any) by which such reserved amount in respect of such Asset Sale exceeds the actual amount of indemnity payments made by Borrower for which such reserves were required to be maintained in respect of such Asset Sale shall constitute Net Sale Proceeds at such time.

If the Borrower receives any cash proceeds from any Asset Sale, no later than three (3) business days following receipt an amount equal to 100% of the Net Sale Proceeds therefrom shall be paid by Borrower to the Agent (for the benefit of the Secured Persons) and applied on such date (as and when received), but with respect to Net Sale Proceeds finally determined to be an excess reserved amount with respect to post-closing adjustments payable by Borrower no later than three (3) business days following such determination, as a mandatory repayment against the outstanding principal balance of this Note.

On the Maturity Date, Borrower shall pay to Agent for the benefit of all Secured Persons: (a) all accrued and unpaid interest and accrued and unpaid fees and (b) a lump sum principal payment in the amount of (y) $97,545,410.00 (as the same may be increased as expressly provided herein), less (z) any prepayments of principal prior to the Maturity Date actually made by Borrower in good funds. All payments hereunder shall be made in lawful money of the United States and in immediately available funds.

The payment of this Note is secured by a Mortgage, Fixture Filing, Assignment of As-Extracted Collateral, Security Agreement and Financing Statement dated the date hereof between Borrower and Agent (the “Mortgage”) and a UCC Financing Statement against the Mortgaged Property, as defined in the Mortgage (the “UCC Financing Statement”). “Collateral Documents” means, collectively, (a) the Mortgage, (b) the UCC Financing Statement and (c) the Loan Documents, as defined in the Mortgage. “Secured Persons” has the meaning set forth in the Mortgage.  Each capitalized term used in this Note and not defined in this Note shall have the meaning assigned such term in the Mortgage.

All payments shall be made to Agent, for the benefit of the Secured Persons, by wire transfer of readily available funds to the following account:

ACCOUNT NAME:	Kaiser-Francis Management Company
F/B/O:	Kaiser-Francis Management Company
ACCOUNT NUMBER:	xxxxxxxxx
ABA NUMBER:	xxxxxxxxxxxx
BANK NAME:	xxxxxxxxxxxxxxxx

Upon written notice by Agent to Borrower, Borrower shall thereafter make all payments due under this Note to such alternate (singular) account as specified by Agent in such written notice.

Borrower may prepay the principal of this Note in whole or in part at any time, without premium or penalty.

Interest under this Note is compounded annually and calculated on a 365-day factor applied on a 365-day year or a 366-day year, in the event that the year is a leap year, on the unpaid principal to the date of the payment; provided, however, that in the event the interest rate reaches the maximum rate allowed by applicable law, said maximum legal rate shall be computed on a full calendar year 365/365 days basis or on a 366/366 days basis, in the event that the year is a leap year. The interest charged and herein contracted for will not exceed the maximum rate allowed by law.

Matured unpaid amounts shall bear interest computed on a full calendar year 365/365 days basis, or on a 366/366 days basis in the event that the year is a leap year, at a rate of interest equal to the lesser of ten percent per annum (10%) or the highest legal rate of interest allowed by Oklahoma law (the “Default Rate”).

Any notice required or delivered to the parties shall be deemed delivered when personally delivered, or if mailed, three (3) business days after deposit in the United States mail, certified or registered mail, return receipt requested, or if sent by national overnight courier, on the next business day after deposit with such courier, and addressed to the applicable party at the address set forth opposite such party’s name in the first paragraph of this Note, which address such Party may at any time change by delivering written notice to the other party in the manner set forth above. For purposes of this Note, “business days” means any day that is not a Saturday, Sunday or other day on which commercial banks in Tulsa, Oklahoma are authorized or required by law to remain closed.  With respect to any notice sent to Borrower, such notice shall be sent to the attention of Anthony F. Keating, III, Co-Chief Operating Officer, and shall be copied to Zachary M. Garsek, Barlow Garsek & Simon, LLP, 920 Foch Street, Fort Worth, Texas 76107.

Borrower shall pay all outstanding unpaid principal and all accrued and unpaid interest that remain due and owing, on the Maturity Date.

If all or a part of the indebtedness represented by this Note is collected at law or in equity or in bankruptcy, receivership or other court proceedings or if this Note is placed in the hands of attorneys for collection after default, the Borrower and any endorser or guarantor hereof shall pay to the holder hereof, in addition to the principal and interest due and payable hereon, all attorneys’ fees, court costs and other collection fees and expenses reasonably incurred by the Agent.

Borrower and any endorser or guarantor hereof hereby waive presentment for payment, demand, notice of nonpayment, protest and notice of protest with respect to any payment hereunder.  No delay on the part of the holder hereof in exercising any rights hereunder shall operate as a waiver of such rights.

This Note and the indebtedness evidenced hereby shall be construed and enforced in accordance with and governed by the laws of the State of Oklahoma. To the maximum extent not prohibited by applicable law, each of Agent (on behalf of itself and the Secured Persons, and by acceptance of this Note) and Borrower hereby irrevocably: (i) submits to the jurisdiction of any Oklahoma state or United States federal court sitting in or serving Tulsa, Oklahoma over any action or proceeding arising out of this Note; (ii) agrees that all claims in respect of such action or proceeding may be held and determined in such Oklahoma state or federal court; (iii) agrees that any action or proceeding brought against the Agent or Borrower may be brought only in an Oklahoma state or United States federal court sitting in or serving Tulsa, Oklahoma; (iv) consents to the service of process in any such action or proceeding in either of said courts by mailing thereof by Agent or Borrower by registered or certified mail, postage prepaid, to the Borrower or Agent, respectively, at its address specified for notices to be given under this Note; and (v) waives any defense on the basis of an inconvenient forum. Agent (on behalf of itself and the Secured Persons, and by acceptance of this Note) and Borrower agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit or proceeding in such state and hereby waive any defense on the basis of an inconvenient forum.  BORROWER AND AGENT EACH WAIVE THE RIGHT TO A JURY TRIAL.

This Note is non-assumable by any successor to or assignee of Borrower without the prior approval in writing of the Agent.  In the event Agent shall so approve such assumption, the terms of this Note shall be binding upon Borrower’s successors and assigns.  The terms of this Note shall inure to the benefit of Agent and its successors and assigns.

Borrower represents and warrants to the Agent, as of the date hereof, that:

(a)           this Note and the Collateral Documents constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their terms, except as the enforcement hereof and thereof may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights generally and subject to the applicability of general principles of equity;

(b)           the execution, delivery and performance by the Borrower of this Note and the Collateral Documents and all other documents contemplated hereby or thereby do not and will not (i) conflict with or constitute a breach of, or default under, or require any consent under, or result in the creation of any lien, charge or encumbrance upon the property or assets of the Borrower pursuant to any other agreement or instrument to which the Borrower is a party or is bound or by which its properties may be bound or affected; or (ii) violate any provision of any law, rule, regulation (including, without limitation, Regulation U of the Federal Reserve Board), order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Borrower;

(c)           no consent, approval or authorization of, or registration, declaration or filing with, any governmental authority or other person or entity is required as a condition to or in connection with the due and valid execution, delivery and performance by the Borrower of this Note and the Collateral Documents;

(d)           there are no actions, suits, investigations or proceedings pending or, to the best of the Borrower’s knowledge, threatened (in writing) against Borrower at law, in equity, in arbitration or by or before any other authority involving or affecting: (i) the Borrower that, if adversely determined, are likely to have a material adverse effect on the financial condition of the Borrower; (ii) any material part of the assets or properties of the Borrower except as may be pending or threatened, as of the closing date under the Purchase Agreement (as defined below), with respect to the Properties and/or the Target (as those terms are defined in the Purchase Agreement); or (iii) any of the transactions contemplated in this Note and the Collateral Documents.  There are currently no material judgments entered against the Borrower and the Borrower is not in default with respect to any judgment, writ, injunction, order, decree or consent of any court or other judicial authority (other than any judgment, writ, injunction, order, decree or consent existing as of the closing under the Purchase Agreement with respect to any of the Properties and/or the Target), which default is likely to have or has had a material adverse effect on the financial condition of the Borrower; and

(e)           in the event that the Borrower is a partnership, limited liability partnership, corporation or limited liability company, the Borrower also represents and warrants that it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and has all requisite power and authority to execute, deliver and perform its obligations under this Note and the Collateral Documents.

If any one or more of the following events shall occur (each an "Event of Default"):

(a)           the Borrower shall fail to pay the principal of, or interest on, this Note, or any other amount payable under this Note or any other Collateral Document, as and when due and payable and such failure shall continue unremedied for a period of three (3) business days after the date due, provided, no such cure period shall be applicable to any principal and/or interest due on this Note on the Maturity Date;

(b)           any representation or warranty made or deemed made by the Borrower in this Note or in any other Collateral Document, shall prove to have been incorrect in any material respect when made;

(c)           other than with respect to an event under clauses (a) and (b) above, the Borrower shall fail to perform or observe in any material respect any term, covenant or agreement on its part to be performed or observed contained in any other Collateral Document and such failure shall continue unremedied for a period of thirty (30) days after written notice to the Borrower;

(d)           the Borrower shall fail to pay when due any of its indebtedness for borrowed money or any interest or premium thereon when due (whether by scheduled maturity, acceleration, demand or otherwise) and the effect of such default is to accelerate the maturity of any such indebtedness or to permit the holder or holders thereof, or any trustee or agent for such holders, to cause such indebtedness to become due and payable prior to its expressed maturity;

(e)           the Borrower : (i) shall generally not, or be unable to, or shall admit in writing its inability to, pay its debts as its debts become due; (ii) shall make an assignment for the benefit of creditors, or petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for its or a substantial part of its assets; (iii) shall commence any proceeding under any law relating to bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation; (iv) shall have had any such petition filed, or any such proceeding shall have been commenced against it, in which an adjudication is made or order for relief is entered or which remains undismissed for a period of 60 days; (v) shall have had a receiver, custodian or trustee appointed for all or a substantial part of its property which appointment remains undismissed for a period of 60 days; or (vi) takes any action effectuating, approving or consenting to any of the events described in clauses (i) through (v);

(f)            the Borrower shall dissolve or for any reason cease to be in existence or if a Change of Control occurs.  For purposes hereof, a “Change of Control” shall mean (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any individual, entity or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of any equity interest in Borrower representing more than 50% of the aggregate ordinary voting power; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of Borrower by persons who were neither (i) nominated by the board of directors of Borrower nor (ii) appointed by directors so nominated.  For purposes hereof, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise.  "Controlling" and "Controlled" have meanings correlative thereto;

(g)           any judgment, settlement, decree or order, or series of judgments, settlements, decrees or orders rendered against or entered into by the Borrower requiring the Borrower, to pay money in an amount in excess of $1,000,000, to the extent such judgment(s), settlement(s), decree(s) or order(s) shall continue unsatisfied and in effect for a period of ninety (90) consecutive days without being vacated, discharged, satisfied, or stayed or bonded pending appeal;

(h)           there shall occur any material adverse change in, or material adverse effect on, or material impairment of (i) the validity or enforceability of this Note or any Collateral Document or (ii) the rights and remedies or benefits available to Lender under this Note or any Collateral Document, provided, for purposes of clarification, a material adverse change with respect to the McClendon Guarantee or the financial condition, operations or circumstances of Aubrey K. McClendon shall not constitute a default of this clause (h); or

(i)            the Borrower (x) creates, incurs or permits to exist any debt secured by a Lien, security interest, or charge upon the Mortgaged Property or the Collateral (other than a Permitted Lien), other than debt hereunder, or (y) enters into or assumes any contract or agreement (other than this Note and the other Collateral Documents, the Purchase Agreement and other Transaction Documents, and the Leases and the Basic Documents as those two terms are defined in the Purchase Agreement) (1) which imposes, creates or results in any Lien, security interest, charge, restriction or negative pledge upon or with respect to the Mortgaged Property or the Collateral (other than a Permitted Lien), or (2) which in any way prohibits or restricts (a) the granting, conveying, creation, imposition, foreclosure or enforcement of any Lien on the Mortgaged Property or the Collateral in favor of the Agent and the Secured Persons (including, without limitation, the appointment by the Agent of a receiver with respect to the Mortgaged Property or the Collateral) as provided in the Mortgage or prohibits or restricts Agent’s ability to realize or pursue any remedy or right available to Agent; or (b) Borrower (directly or indirectly) from transferring, selling or disposing of any Mortgaged Property or any Collateral, whether in connection with any foreclosure, deed-in-lieu, enforcement action or otherwise, or which requires the consent of other Persons (excluding any “soft” consent not to be unreasonably withheld) in connection therewith or in connection with any other conveyance or transfer of the Mortgaged Property or the Collateral (or any portion thereof);

THEN, the Agent may, by written notice to the Borrower, declare the unpaid principal amount of this Note, accrued interest thereon and all other amounts payable under this Note due and payable whereupon the same shall become and be forthwith due and payable without presentment, demand, protest, notice of acceleration or intention to accelerate or further notice of any kind, all of which are hereby expressly waived by the Borrower, provided that in the case of an Event of Default described in clause (e) above, the unpaid principal amount of this Note, accrued interest and other amounts payable under this Note shall be immediately due and payable. Failure of Agent to exercise any such right or remedy shall not constitute a waiver of Agent’s right to exercise any right or remedy Agent may have under this Note, the other Collateral Document, at law or in equity.

If any payment of principal or interest on this Note becomes due on a day that is not a business day (other than with respect to the Maturity Date), such payment will be made on the next succeeding business day and such extension of time will in such case be included in computing interest in connection with such payment.

RIGHT OF SET OFF / RIGHT OF OFFSET: Notwithstanding any provision in this Note to the contrary, Borrower may, at any time and from time to time at its sole discretion with notice to Agent, to the fullest extent permitted by law, set off and apply any amounts for indemnity or other payments from the Sellers, subject to the terms, provisions and restrictions set forth in Section 2.10 of the Purchase Agreement, to or for the credit of the account of Borrower or any Buyer Indemnitee (as defined in that certain Interest Purchase Agreement dated September 15, 2015 by and among Borrower, Kaiser-Whiting, LLC and various named selling parties thereto (such agreement as has been and may from time to time be amended, modified or supplemented, the “Purchase Agreement”)), against any principal, interest or other amounts then outstanding under this Note or any other amount that may become due and payable hereunder.  The terms of Section 2.10 of the Purchase Agreement are hereby incorporated by reference into this Note.

The rights of the Agent and Secured Persons under this Note shall be freely assignable by Agent (on behalf of itself and the Secured Persons) whether for collateral or security purposes or otherwise.

BORROWER ACKNOWLEDGES EXECUTION OF THIS NOTE AND HAVING READ ALL OF ITS PROVISIONS AND BORROWER AGREES TO ITS TERMS.

THIS NOTE REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Signature Page Attached]

THIS SECURED PROMISSORY NOTE is dated and executed as of the date indicated on the first page.

BORROWER:

ENERGY 11 OPERATING COMPANY, LLC

By: /s/ Anthony F. Keating, III
Name: Anthony F. Keating, III
Title:   Co-Chief Operating Officer

Signature Page
Secured Promissory Note

EXHIBIT A

COMPLIANCE CERTIFICATE

The undersigned certifies that he/she is a financial officer of the Borrower named below (the Borrower is referred to herein as the “Company”), and DOES HEREBY FURTHER CERTIFY on behalf of the Company that:

1.           He/she has reviewed the terms of that certain Secured Promissory Note dated as of December ___, 2015, by and between the Company and Kaiser-Francis Management Company, L.L.C., as agent on behalf of all Secured Persons under the Mortgage (the “Agent”) (as amended, supplemented or modified from time to time, the “Note”), including but without limitation the provisions regarding the Company’s obligation to pay to the Agent (for the benefit of the Secured Persons) Net Equity Proceeds Amounts as and when due, and has made, or has caused to be made by employees or agents under his/her supervision, a detailed review of the transactions and conditions of the Company. Capitalized terms not defined herein are defined in the Note;

2.           The examinations described in paragraph 1 did not disclose, and he/she has no knowledge of, the existence of any condition or event which constitutes an Event of Default during or at the end of the applicable Mandatory Repayment Date or as of the date of this Compliance Certificate, except as set forth below; and

3.           Schedule I attached hereto sets forth financial data and computations evidencing the gross amount of the Net Equity Proceeds received by the Company during the applicable measurement period to which this Compliance Certificate applies in reasonable detail together with the Company’s reasonably detailed calculation of the Net Equity Proceeds Amount for such period, all of which data and computations are true, complete and correct.

Described below are the exceptions, if any, to paragraph 2 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Company has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I attached hereto, are made and delivered this ___ day of __________, 20__.

BORROWER:

ENERGY 11 OPERATING COMPANY, LLC

By: __________________________________
Name: ________________________________
Title:   ________________________________